EXHIBIT 10.1

AMENDMENT
TO THE
2016 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
OF HONEYWELL INTERNATIONAL INC.

Pursuant to the authority granted to proper officers of Honeywell International Inc. (the “Company”) by the Board of Directors on June 5, 2020, the 2016 Stock Plan for Non-Employee Directors of Honeywell International Inc. is hereby amended effective June 5, 2020 by replacing Schedule A in its entirety with the attached new Schedule A.

HONEYWELL INTERNATIONAL INC.

/s/ Mark James
Mark James
Senior Vice President – Human Resources, Security & Communications

Dated: July 17, 2020

“SCHEDULE A
BOARD POLICY FOR NON-EMPLOYEE DIRECTOR EQUITY AWARDS
Initial Restricted Stock Unit Grant for New Directors on and after September 27, 2019. Each Eligible Director first elected or appointed to the Board on or after September 27, 2019 shall receive an initial prorated equity grant based on their first date as an Eligible Director in the period beginning on the immediately preceding Annual Meeting of Shareowners (“Annual Meeting”) date and ending on the next following Annual Meeting date, and the prorated annual grant value for Stock Options and Restricted Stock Units for the immediately preceding Annual Meeting (i.e., based on $100,000 annual value between the 2019 and 2020 Annual Meetings, and $115,000 annual value after the 2020 Annual Meeting). The number of Shares subject to this grant shall be determined by dividing the value described in the preceding sentence by the Fair Market Value as of the grant date and rounding up to the nearest whole Share.
The Restricted Stock Units shall vest on the earliest of (i) the April 15th immediately preceding the Participant’s first anniversary of the grant date, (ii) the termination of service due to the Participant’s death or disability, or (iii) the occurrence of a Change in Control. Except as otherwise provided in an Award Agreement, no Award shall vest unless the Participant is a director of the Company on the vesting date.
Annual Grants of Stock Options and Restricted Stock Units. Effective January 1, 2020 and subject to any limitations set forth in the Plan, each Eligible Director who continues in office following the Annual Meeting of Shareowners (“Annual Meeting”) shall receive equity grants with a total target value of $115,000. $50,000 of the annual grant value shall be granted in Stock Options and the remaining $65,000 of the annual grant value shall be granted in Restricted Stock Units, with the number of Shares subject to each grant determined by dividing the value by the Fair Market Value as of the date of the Annual Meeting of Shareowners and rounding up to the nearest whole Share.
A grant of Stock Options shall have an Exercise Price equal to the Fair Market Value as of the date of grant and shall vest in cumulative installments of 25% on each of the April 15th immediately preceding the first, second, third, and fourth anniversaries of the grant date, or, if earlier, on the earliest of (i) the termination of service due to the Participant’s death or disability, (ii) the Participant’s retirement from the Board at or after mandatory retirement age (currently age 75), (iii) the occurrence of a Change in Control, (iv) the voluntary termination of service on or after the Participant’s tenth anniversary as a Board member in good standing (as determined in the sole and absolute discretion of the Committee).
A grant of Restricted Stock Units shall vest on the earliest of (i) the April 15th immediately preceding the Participant’s first anniversary of the grant date, (ii) the termination of service due to the Participant’s death or disability, (iii) the occurrence of a Change in Control, or (iv) the voluntary termination of service on or after the Participant’s tenth anniversary as a Board member in good standing (as determined in the sole and absolute discretion of the Committee).
Except as otherwise provided in an Award Agreement, no Award shall vest unless the Participant is a director of the Company on the vesting date.
Future Changes to Schedule A. Notwithstanding any provision of the Plan to the contrary or the foregoing provisions of this Board Policy, in no event shall the Board amend this Board Policy to increase the total target value of the annual grants to Eligible Directors above $300,000, without the approval of the Company’s shareowners.”